Exhibit 99.1

Royal Gold Reports First Fiscal Quarter 2015 Earnings of $0.29 per Share

DENVER, COLORADO. OCTOBER 29, 2014: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) reports net income attributable to Royal Gold stockholders (“net income”) of $18.7 million, or $0.29 per basic share, on revenue of $69.0 million in the first quarter of fiscal 2015 (“first quarter”, ended September 30, 2014), compared with net income of $15.2 million, or $0.23 per share, on revenue of $56.5 million in the first quarter of fiscal 2014. The average gold price was $1,282 per ounce for the first quarter, down 3% from $1,326 per ounce in the year ago quarter.

First Quarter Highlights:

•	Reported net income of $0.29 per share, up 23% from a year ago;

•	Adjusted EBITDA[1] of $0.86 per basic share, or 81% of revenue;

•	Fourth consecutive quarter of increased revenue from Mt. Milligan; and

•	Acquisition of a 2.0% net smelter return (“NSR”) royalty and a 3.0% NSR royalty on the Tetlin polymetallic exploration stage project near Tok, Alaska for total consideration of $6.0 million.

Subsequent Event:

•	Entry into a $175 million gold stream transaction with Euromax Resources Ltd to finance a significant portion of the construction of the Ilovitza gold-copper project in Macedonia.

Tony Jensen, President and CEO, commented, “Fiscal 2015 is off to a good start, with Mt. Milligan, Peñasquito and Cortez making strong contributions to our financial performance. We closed two creative transactions in the last 30 days that give us low cost options on attractive assets and our balance sheet remains robust to pursue additional opportunities for growth.”

For the first quarter, we recorded net income of $18.7 million, or $0.29 per basic share, compared with net income of $15.2 million, or $0.23 per basic share, for the first fiscal quarter of 2014. Revenue in the first quarter was higher than the year ago quarter due primarily to new production at Mt. Milligan and production increases at Cortez and Peñasquito.

Adjusted EBITDA for the first quarter was $55.7 million ($0.86 per basic share), representing 81% of revenue, compared with Adjusted EBITDA of $49.7 million ($0.77 per basic share), or 88% of revenue, for the year ago quarter. Adjusted EBITDA, as a percentage of revenue, was lower in the first quarter due to the inclusion of ongoing stream payments to Mt. Milligan of $435 per ounce of gold, which are recorded as a cost of sales and totaled $6.7 million during the first quarter.

The Company reported the effective tax rate was 17.3% in the first quarter, compared with 24.1% in the quarter ended September 30, 2013. The decrease in the effective tax rate for the first quarter is primarily related to a favorable tax rate associated with certain operations in lower-tax jurisdictions and a decrease in tax expense resulting from Chilean tax legislation enacted in the quarter, and the re-measurement of our Chilean deferred tax assets to reflect the higher corporate income tax rate. Without the one-time Chilean tax benefit, our effective tax rate for the quarter would have been approximately 28%.

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

As of September 30, 2014, the Company had a working capital surplus of $736.6 million. Current assets were $757.4 million (including $691.4 million in cash and equivalents), compared to current liabilities of $20.8 million, resulting in a current ratio of 36 to 1.

RECENT DEVELOPMENTS

Mt. Milligan Gold Stream

Thompson Creek reported that the ramp-up at Mt. Milligan continues to progress as expected, with production of 60,400 ounces of payable gold in the quarter ended September 30, 2014. Mill throughput continued to fluctuate throughout the quarter and averaged 40,445 tonnes per day, compared to 38,543 tonnes per day in the previous quarter. Thompson Creek reported that they expect variations in throughput as they ramp up production to 80% of design capacity, targeted by year-end calendar 2014.

During the first quarter, Royal Gold, through a wholly owned subsidiary, purchased approximately 13,600 ounces of physical gold, which came from a combination of provisional and final settlements associated with five shipments of concentrate from Mt. Milligan. The Company sold approximately 15,300 ounces of gold during the first quarter at an average price of $1,281 per ounce, and had approximately 6,100 ounces of gold in inventory as of September 30, 2014.

Deliveries of gold to Royal Gold are based on gold ounces shipped in concentrates from Mt. Milligan multiplied by a 97% payable factor. Under the purchase and sale agreement, the first 12 concentrate shipments from Mt. Milligan are subject to gold deliveries based on the receipt of provisional payments under each smelter contract. For shipments 1-4, 75% of the gold ounces delivered to Royal Gold were delivered based on receipt of the provisional payment under each smelter contract, and 25% of the gold ounces were delivered upon final settlement under each contract. For shipments 5-8, those percentages are 50% and 50%, respectively, and for shipments 9-12, the percentages are 25% and 75%, respectively. Thereafter, all deliveries will be based solely on final settlement timing and volumes, subject to Thompson Creek’s smelter contracts.

Phoenix Gold Project Stream

On September 8, 2014, Rubicon Minerals reported that the Phoenix Gold Project remains on track for production in mid-2015, with mill construction on schedule and underground development 24% complete. Additional results from its 38,000 meter infill drilling program were released in late September. As of September 30, 2014, Royal Gold had a remaining commitment of $45 million as part of its Phoenix Gold Project stream acquisition. Subsequent to quarter end, the Company made a $17 million payment as part of this commitment on October 3, 2014.

Tetlin Property Gold Royalty

On September 29, 2014, Royal Gold acquired from private parties a 2.0% NSR royalty and a 3.0% NSR royalty over the Tetlin exploration project located near Tok, Alaska, owned by Contango ORE, Inc. (“CORE”) for total consideration of $6.0 million.

In addition to the acquisition of the royalty interests, Royal Gold entered into a Master Agreement with CORE to form a joint venture (“JV”) to advance exploration and development of the Tetlin project. Under the Master Agreement, which is subject to CORE stockholder approval, CORE will contribute its Tetlin lease and state mining claims, and the Company will initially invest $5 million to fund exploration activity and have the option to earn up to a 40% economic interest in the JV by investing up to $30 million in further exploration and development of the project (including the initial $5 million investment) prior to October 2018. CORE stockholders holding beneficial ownership of approximately 39% of CORE stock have agreed to vote in favor of the transaction.

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CORE released an initial mineral resource estimate for a portion of the Tetlin project in January 2014. The Tetlin project covers approximately 700,000 acres and benefits from favorable topography and good access to infrastructure through its connection to the Alaska Highway via a 23 mile gravel road and its proximity to the Port of Valdez, which is 250 miles away.

Ilovitza Gold Stream

On October 20, 2014, Royal Gold entered into a $175 million gold stream transaction with Euromax Resources Ltd (“Euromax”) that will finance the costs of permitting, early stage engineering and the completion of a definitive feasibility study as well as a portion of the construction costs of the Ilovitza gold-copper project in Macedonia. Royal Gold will make two advance payments totaling $15 million towards completion of the definitive feasibility study and permitting on the Ilovitza project, followed by payments aggregating $160 million towards project construction, subject, in each case, to certain conditions. Payment of the first $7.5 million is conditioned upon Euromax raising an additional $5 million in equity. Royal Gold’s decision to proceed with the second $7.5 million payment and the construction financing is conditioned upon, among other things, our satisfaction with the definitive feasibility study and environmental evaluations, demonstrated project viability, and sufficient project financing and permits to construct and operate the mine. The construction financing would be contributed pro-rata with the balance of the project funding. In return, Euromax will deliver physical gold equal to 25% of gold produced from the Ilovitza project until 525,000 ounces have been delivered, and 12.5% thereafter. Royal Gold’s purchase price per ounce will be 25% of the spot price at time of delivery.

Royal Gold’s investment will be secured by pledges of Euromax’s equity interests in the Macedonian ownership structure, intercompany agreements in the Macedonian ownership structure, and the assets of the project, some of which will require government approval. Royal Gold has agreed to subordinate these security interests to up to $215 million in senior financing incurred for the purpose of constructing the project, plus any customary mining equipment capital leases for the project.

The Ilovitza project is located in southeastern Macedonia. Euromax has completed a pre-feasibility study for the project which estimates reserves of 2.45 million ounces of gold and 905 million pounds of copper, average annual production of 35 million pounds of copper and 95,000 ounces of gold over a 23 year mine life, and expected production startup in 2018.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the first quarter, compared with the prior fiscal quarter ended September 30, 2013 are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators through September 30, 2014.

Principal Producing Properties

Andacollo – Production decreased 37% compared to the prior year quarter due to lower grades as expected in the mine plan. Teck has returned to mining close to reserve grade, and we expect that trend to continue.

Cortez – Production increased significantly over the prior year quarter as surface mining activity at the Pipeline and Gap pits increased during the current period. Additionally, an increase in roaster ore from refractory material stockpiled at Cortez was transported to Goldstrike when compared to the prior year quarter. Our royalty interests cover the entire Pipeline and South Pipeline pit, part of the Gap pit, and all of the Crossroads deposit.

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Holt – Production decreased 13% over the prior year quarter as the tonnage milled and the grade processed were both slightly down during the current quarter. Given the nature of our royalty interest at Holt, a change in the gold price can increase or decrease our royalty interest. Thus, revenue was nearly 19% lower when considering the impact of lower production and the lower average gold price for the quarter.

Mt. Milligan – Thompson Creek reported production of 60,400 ounces of payable gold in the first quarter, an increase of 63% over the previous quarter, primarily due to higher gold grades and recovery. Mill throughput averaged 40,445 tonnes per day during the first quarter, up 5% compared to the previous quarter. Throughput was impacted by downtime to make various adjustments to the grinding and flotation circuits, as well as to remediate some minor electrical issues. Thompson Creek expects these modifications will provide improved performance in the December quarter as they target 80% (48,000 tonnes per day) of design capacity by the end of calendar 2014.

Mulatos – Production decreased 32% over the prior year quarter, due to less high grade mill production and higher than normal rainfall, which resulted in leach pad dilution and lower crusher throughput.  Alamos reported that they completed modifications to the milling circuit and began processing San Carlos high grade ore in the first week of October, and that they expect to achieve the lower end of their full year production guidance of 150,000 ounces in calendar 2014.  The Company’s royalty is subject to a 2.0 million ounce cap on gold production, and as of September 30, 2014, approximately 1.3 million cumulative ounces of gold have been produced.

Peñasquito – Gold, lead and zinc production increased 41%, 4% and 16%, respectively, while reported silver production decreased slightly, over the prior year quarter. Goldcorp reported that it is mining in the higher grade portion of the pit, which it expects will continue through calendar 2014 at a projected throughput of 110,000 tonnes per day.

Robinson – Reported gold production decreased 28% and reported copper production increased 47% over the prior year quarter. Gold production declined due to lower gold grades and recovery. Gold recovery was adversely impacted by high pyrite ores that carry gold and are rejected in flotation. Copper production increased during the current quarter as a result of access to higher quality ore from the Ruth West that was completed during the June 2014 quarter. The development of the Ruth East push back will position the mine for higher quality ore delivery commencing in the December quarter and continuing throughout calendar 2015. KGHM reported that they expect to complete mining in the Kimbley pit during the current quarter.

Voisey’s Bay – Reported nickel and copper production decreased 40% and 37%, respectively, over the prior year quarter due to lower ore grades. Concentrate production was also impacted due to a ten day planned maintenance shutdown on the Voisey’s Bay mill. In July, Long Harbour achieved a major milestone with the production of the first finished nickel from the facility. Initially, Long Harbour will process primarily nickel matte from PT Vale Indonesia and transition to processing solely concentrate from Voisey’s Bay at a later stage.

In anticipation of the transition from processing Voisey’s Bay nickel concentrates at Vale’s Sudbury and Thompson smelters to processing at the Long Harbour hydrometallurgical plant, the Company engaged in discussions with Vale concerning calculation of the royalty once Voisey’s Bay nickel concentrates are processed at Long Harbour. Vale proposed a calculation of the royalty that the Company estimates could result in the substantial reduction of royalty payable to the Company on Voisey’s Bay nickel concentrates processed at Long Harbour. While the Company may continue to engage in discussions concerning calculation of the royalty on nickel concentrates processed at Long Harbour, there is no guaranty that the Company and Vale will reach agreement on the proper calculation under the terms of the royalty agreement. If no agreement is reached, the Company intends to vigorously pursue all legal remedies to ensure the appropriate calculation of the royalty and to enforce our royalty interests at Voisey’s Bay.

First quarter production and revenue for the Company’s principal royalty and stream interests are shown in Table 1 and historical production data is shown in Table 2. For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

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CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 198 properties on six continents, including interests on 37 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the first quarter results will be Thursday, October 30, at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (866) 270-1533 (North America) or (412) 317-0797 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s ability to invest in additional quality properties; CORE stockholder approval of the transaction contemplated by the Master Agreement between CORE and the Company; and the operators’ expectation of construction, ramp up, production, mine life, resolution of regulatory and legal proceedings (including with Vale regarding Voisey’s Bay) and other developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; the ability of the various operators to bring projects into production as expected; delays in the operators securing or their inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty properties; unanticipated grade, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty properties; contests to the Company’s royalty interests and title and other defects to the Company’s royalty properties; errors or disputes in calculating royalty payments, or payments not made in accordance with royalty agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

First Quarter Fiscal 2015

Royalty and Stream Revenue and Production for Principal Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		September 30, 2014			September 30, 2013
			Reported			Reported
Royalty/Stream	Metal(s)	Revenue	Production [1]		Revenue	Production [1]
Stream:
Mt. Milligan [2]	Gold	$19,657	35,200	oz.	$-	N/A
Royalty:
Andacollo	Gold	$10,499	11,000	oz.	$17,156	17,500	oz.
Peñasquito		$7,111			$6,558
	Gold		143,100	oz.		101,500	oz.
	Silver		6.5	Moz.		6.5	Moz.
	Lead		41.3	Mlbs.		39.8	Mlbs.
	Zinc		85.4	Mlbs.		73.5	Mlbs.
Voisey's Bay		$5,609			$7,034
	Nickel		17.1	Mlbs.		28.4	Mlbs.
	Copper		22.0	Mlbs.		34.7	Mlbs.
Cortez	Gold	$4,734	59,500	oz.	$441	5,700	oz.
Holt	Gold	$3,159	14,800	oz.	$3,887	17,000	oz.
Robinson		$2,270			$1,599
	Gold		6,600	oz.		9,200	oz.
	Copper		26.1	Mlbs.		17.8	Mlbs.
Mulatos	Gold	$1,762	28,400	oz.	$2,701	41,600	oz.
Other [3]	Various	$14,225	N/A		$17,111	N/A
Total Revenue		$69,026			$56,487

[1]	Reported production relates to the amount of metal sales, subject to our royalty interests, for the three months ended September 30, 2014 and 2013, as reported to us by the operators of the mines, and may differ from the operators’ public reporting.

[2]	For our streaming interest at Mt. Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price of $1,281 per ounce for the three months ended September 30, 2014. During the three months ended September 30, 2014, Thompson Creek reported production of 60,400 ounces of gold at Mt. Milligan, and the Company sold approximately 15,300 ounces and had approximately 6,100 ounces of gold in inventory as of September 30, 2014. Production began at Mt. Milligan during the fourth quarter of calendar 2013.

[3]	Individually, no royalty included within the “Other” category contributed greater than 5% of our total revenue for either period.

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TABLE 2

Historical Production

				Reported Production For The Quarter Ended [1]
Property	Royalty/Stream	Operator	Metal(s)	Sep. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 30, 2013		Sep. 30, 2013
Andacollo [2]	75%	Teck	Gold	11,000	oz.	10,000	oz.	10,400	oz.	12,500	oz.	17,500	oz.
Cortez [3]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	59,500	oz.	40,300	oz.	41,100	oz.	8,300	oz.	5,700	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	14,800	oz.	15,600	oz.	17,600	oz.	12,900	oz.	17,000	oz.
Mt. Milligan [4]	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	35,200	oz.	51,700	oz.	23,600	oz.	5,500		NA
Mulatos [5]	1.0% - 5.0% NSR	Alamos	Gold	28,400	oz.	33,600	oz.	34,400	oz.	40,200	oz.	41,600	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	143,100	oz.	168,100	oz.	118,700	oz.	145,800	oz.	101,500	oz.
			Silver	6.5	Moz.	7.8	Moz.	7.1	Moz.	6.2	Moz.	6.5	Moz.
			Lead	41.3	Mlbs.	43.2	Mlbs.	45.3	Mlbs.	47.1	Mlbs.	39.8	Mlbs.
			Zinc	85.4	Mlbs.	77.0	Mlbs.	90.1	Mlbs.	70.3	Mlbs.	73.5	Mlbs.
Robinson	3.0% NSR	KGHM
			Gold	6,600	oz.	5,800	oz.	3,900	oz.	8,700	oz.	9,200	oz.
			Copper	26.1	Mlbs.	19.1	Mlbs.	10.7	Mlbs.	22.1	Mlbs.	17.8	Mlbs.
Voisey's Bay	2.7% NSR	Vale
			Nickel	17.1	Mlbs.	26.9	Mlbs.	39.9	Mlbs.	28.5	Mlbs.	28.4	Mlbs.
			Copper	22.0	Mlbs.	9.7	Mlbs.	9.7	Mlbs.	26.4	Mlbs.	34.7	Mlbs.

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by operators of the mines.

[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 228,000 cumulative payable ounces produced as of September 30, 2014. Gold is produced as a by-product of copper.

[3]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale): GSR3 – 0.71%; NVR1 – 1.0140% excluding Crossroads and 0.6186% for Crossroads.

[4]	For our streaming interest at Mt. Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price for the period.

[5]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.3 million ounces of cumulative production as of September 30, 2014. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30,	June 30,
	2014	2014
ASSETS
Cash and equivalents	$691,411	$659,536
Royalty receivables	43,227	46,654
Income tax receivable	16,271	21,947
Prepaid expenses and other	6,469	7,840
Total current assets	757,378	735,977
Royalty and stream interests, net	2,091,323	2,109,067
Available-for-sale securities	8,268	9,608
Other assets	35,894	36,892
Total assets	$2,892,863	$2,891,544
LIABILITIES
Accounts payable	2,311	3,897
Dividends payable	13,691	13,678
Foreign withholding taxes payable	879	2,199
Other current liabilities	3,904	2,730
Total current liabilities	20,785	22,504
Debt	314,333	311,860
Deferred tax liabilities	164,490	169,865
Uncertain tax positions	14,208	13,725
Other long-term liabilities	707	1,033
Total liabilities	514,523	518,987
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,594,419 and 64,578,401 shares outstanding, respectively	646	646
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,426,792 and 1,426,792 redeemed shares, respectively	16,718	16,718
Additional paid-in capital	2,149,996	2,147,650
Accumulated other comprehensive loss	(1,500)	(160)
Accumulated earnings	194,859	189,871
Total Royal Gold stockholders’ equity	2,360,719	2,354,725
Non-controlling interests	17,621	17,832
Total equity	2,378,340	2,372,557
Total liabilities and equity	$2,892,863	$2,891,544

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2014	2013
Revenue	$69,026	$56,487

Costs and expenses
Cost of sales	6,674	-
General and administrative	7,142	6,566
Production taxes	1,690	1,783
Depreciation, depletion and amortization	22,212	22,400
Impairment of mining assets	1,769	-
Total costs and expenses	39,487	30,749

Operating income	29,539	25,738

Interest and other income	51	194
Interest and other expense	(6,712)	(5,809)
Income before income taxes	22,878	20,123

Income tax expense	(3,959)	(4,842)
Net income	18,919	15,281
Net income attributable to non-controlling interests	(239)	(86)
Net income attributable to Royal Gold common stockholders	$18,680	$15,195

Net income	$18,919	$15,281
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available-for-sale securities	(1,340)	1,131
Comprehensive income	17,579	16,412
Comprehensive income attributable to non-controlling interests	(239)	(86)
Comprehensive income attributable to Royal Gold stockholders	$17,340	$16,326

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.29	$0.23
Basic weighted average shares outstanding	64,962,883	64,858,354
Diluted earnings per share	$0.29	$0.23
Diluted weighted average shares outstanding	65,107,481	64,980,599
Cash dividends declared per common share	$0.21	$0.20

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$18,919	$15,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	22,212	22,400
Non-cash employee stock compensation expense	2,449	1,613
Amortization of debt discount	2,473	2,340
Impairment of mining assets	1,769	-
Tax expense of stock-based compensation exercises	303	28
Deferred tax benefit	(5,374)	(2,857)
Changes in assets and liabilities:
Royalty receivables	3,427	2,193
Prepaid expenses and other assets	2,147	10,297
Accounts payable	(1,570)	(725)
Foreign withholding taxes payable	(1,320)	(8,256)
Income taxes payable (receivable)	5,373	(9,010)
Other liabilities	1,650	2,183
Net cash provided by operating activities	$52,458	$35,487

Cash flows from investing activities:
Acquisition of royalty and stream interests	(6,209)	(48,028)
Other	(127)	(24)
Net cash used in investing activities	$(6,336)	$(48,052)

Cash flows from financing activities:
Net proceeds from issuance of common stock	199	-
Common stock dividends	(13,678)	(13,010)
Distribution to non-controlling interests	(465)	(533)
Tax benefit of stock-based compensation exercises	(303)	(28)
Net cash used in financing activities	$(14,247)	$(13,571)
Net increase (decrease) in cash and equivalents	$31,875	(26,136)
Cash and equivalents at beginning of period	659,536	664,035
Cash and equivalents at end of period	$691,411	$637,899

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty and stream portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	September 30,
	(Unaudited, in thousands)
	2014	2013

Net income	$18,919	$15,281
Depreciation, depletion and amortization	22,212	22,400
Non-cash employee stock compensation	2,449	1,613
Impairment of mining assets	1,769	-
Interest and other income	(51)	(194)
Interest and other expense	6,712	5,809
Income tax expense	3,959	4,842
Non-controlling interests in operating income of consolidated subsidiaries	(239)	(86)
Adjusted EBITDA	$55,730	$49,665

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